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                            LINE OF CREDIT AGREEMENT
                        FOR THE ACQUISITION OF EQUIPMENT

                                December 11, 2001

International Electronics, Inc.
427 Turnpike Street
Canton, Massachusetts 02021
Attn:  John Waldstein, President and Treasurer

Gentlemen:

     We (hereinafter "Bank") are pleased to advise you (hereinafter referred to as the "Borrower") that Bank has established a line of credit of up to Five Hundred Thousand ($500,000.00) Dollars (hereinafter the "Credit Limit") for Borrower to be used exclusively for the purchase of new or used equipment; subject to Bank's periodic review. This line of credit will be subject to the following terms and conditions:

     1. Any advances, extensions of credit, or loan of funds pursuant to this line of credit (hereinafter collectively and separately referred to as the "Loan") will be made only if in the opinion of Bank there has been no material adverse change of circumstances and if there exists no Event(s) of Default (as hereinafter defined). No advances, extensions of credit or loan of funds will be made on or after February 28, 2003. Any sums repaid hereunder shall not be readvanced.

     2. Borrower may draw upon this line of credit from time to time by presenting to Bank for each Loan: (i) an invoice from the vendor of such equipment in a form reasonably acceptable to Bank, which includes, without limitation, the purchase price of such equipment, including all accessions thereto, net of all discounts, rebates, and other dealer or manufacturer incentives; (ii) a certificate of origin, bill of sale, or other documentation reasonably satisfactory to Bank indicating whether the equipment being purchased is new or used (hereinafter referred to as the "Equipment Documentation"); and
(iii) an Equipment Documentation Certification in the form of Exhibit A annexed hereto. Except for the last draw which may be in the amount of the unused portion of the Credit Limit, all draws will be in amounts equal to or greater than Fifty Thousand ($50,000.00) Dollars.

     3. The aggregate principal amount of any Loan made against any Equipment Documentation shall not exceed the lesser of (i) the Credit Limit, less any previous Loan, or (ii) one hundred (100%) percent of the net purchase price (exclusive of any soft costs, transportation or installation charges) of the new equipment referred to therein, or (iii) seventy (70%) percent of the net purchase price (exclusive of any soft costs, transportation or installation charges) of the used equipment referred to therein, provided, however, that the above limit may be exceeded if the Bank's appraisal (conducted on an auction value basis) of Borrower's equipment would exceed the limit for the purpose of purchasing used equipment.



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     4. The aggregate principal amount of any Loan made hereunder shall be payable in thirty-six (36) successive equal monthly installments over a term that begins on the first day of themonth which begins not less than thirty (30) days after the date of such Loan with the proviso that all Loans shall become due and payable upon (a) the occurrence of an Event of Default (other than the Event of Default described in Section 15(a) of the Demand Loan and Security Agreement Accounts Receivable and Inventory between Bank and Borrower dated February 28, 1997 (the "Loan Agreement"), or (b) one (1) year after the occurrence of the Event of Default described in Section 15(a) of the Loan Agreement. All such loans, at the option of Bank, shall be evidenced by promissory notes in form satisfactory to Bank, but in the absence of notes, shall be conclusively evidenced by Bank's records of disbursements and repayments.

     5. Interest, net of those loans (if any) which bear interest at a fixed rate of interest (as defined in the following paragraph), will be charged to Borrower at a rate which is the daily equivalent to the Base Rate in effect from time to time plus one (1%) percent per annum, or such other rate as Bank and Borrower may from time to time agree to, upon any balance owing to Bank at the close of each day. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Base Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Such interest shall be payable monthly in arrears on the first (1st) day of each month, commencing on the first of such dates next succeeding the date hereof.

     At Borrower's option, interest, net of those loans (if any) which bear interest calculated by reference to the Base Rate, will be charged to Borrower at a fixed rate which is equivalent to the then Cost of Funds Rate, but in no event shall such interest rate be less than seven (7%) percent per annum, such election by Borrower to be made on the date of the making of the applicable loan by Bank to Borrower.

     The term "Base Rate" as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by Bank, at its head office, as its Base Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank. The Base Rate on the date hereof is agreed to be five (5%) percent.

     The term "Cost of Funds Rate" as used herein means the sum of (a) the fixed per annum rate of interest as of the date of the applicable Loan determined by Bank in good faith in accordance with Bank's customary practices for loans in United States currency and based on Bank's cost of obtaining funds with a maturity approximately equal to the period between the date the Cost of Funds Rate Loan is to be made and the maturity of the applicable Loan from sources as may be selected by Bank in its sole and absolute discretion, plus (b) two and three-quarters of one (2.75%) percent per annum (i.e., two hundred seventy-five
(275) basis points).

     Upon the occurrence of an Event of Default hereunder, interest on unpaid balances shall thereafter be payable at an interest rate per annum equal to three (3%) percent greater than the rate of interest specified herein.

     6. Borrower will pay or reimburse Bank for all reasonable expenses, including attorneys' fees, which Bank may in any way incur in connection with this agreement or any other agreement between Borrower and Bank or with any Loan or which result from any claim or action by any third person against Bank which would not have been asserted were it not for Bank's relationship with Borrower hereunder or otherwise.

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     7. Upon the occurrence of any one or more of the following events
(hereinafter "Events of Default"), any and all obligations of Borrower to Bank shall become immediately due and payable, at the option of Bank and without notice or demand:

     (a) The failure by Borrower to pay when due any amount due under this Line of Credit Agreement or any secured term note issued pursuant to this Line of Credit Agreement.

     (b) The termination of the Loan Agreement (other than pursuant to Section 15(a) thereof) or the occurrence of an Event of Default as described in the Loan Agreement (other than pursuant to Section 15(a) thereof).

     (c) The occurrence of one or more of the events of default in any secured term note referred to in Paragraph 4 above.

     (d) The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and Borrower and instruments and papers given Bank by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

     8. Borrower agrees that notwithstanding anything contained herein, the Loan Agreement or otherwise, if the Borrower shall terminate the Loan Agreement or any successor agreement, Bank shall have the right to terminate this line of credit and demand the immediate payment of the balance due under this Line of Credit Agreement.

     9. The execution, delivery and performance of this Line of Credit Agreement, any note or any other instrument or document at any time required in respect hereof or of the Loan are within the corporate powers of Borrower, and not in contravention of law, the Articles of Organization or By-Laws of Borrower or any amendment thereof, or of any indenture, agreement or undertaking to which Borrower is a party or may otherwise be bound, and each such instrument and document represents a valid and binding obligation of Borrower and is fully enforceable according to its terms. Borrower will, if requested by Bank, furnish Bank with the opinion of counsel for Borrower with respect to any or all of the foregoing or other matters, such opinion to be in substance and form satisfactory to Bank.

     10. This Line of Credit Agreement is supplementary to each and every other agreement between Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower hereunder unless such other agreement specifically refers to this Line of Credit Agreement and expressly so provides.

     11. This Line of Credit Agreement and the covenants and agreements herein contained shall continue in full force and effect and shall be applicable not only in respect of the Loan, but also to all other obligations, liabilities and undertakings of Borrower to Bank whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising or acquired, until all




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such obligations, liabilities and undertakings have been paid or otherwise satisfied in full. No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion. This Line of Credit Agreement isintended to take effect as a sealed instrument, shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, shall be binding upon Borrower's successors and assigns and shall inure to the benefit of Bank's successors and assigns.

     12. THE BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LINE OF CREDIT AGREEMENT. The Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. The Borrower acknowledges that it has read the provisions of this Line of Credit Agreement and in particular, this Section; has consulted legal counsel; understands the right it is granting in this Line of Credit Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

     13. The Borrower and Bank agree that any action or proceeding to enforce or arising out of this Line of Credit Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and the Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by next day Federal Express or comparable overnight delivery service providing proof of delivery to the Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

     14. Borrower's obligations pursuant to this Line of Credit Agreement are secured pursuant to the Loan Agreement.

                            Very truly yours,

                            EASTERN BANK


                            By: /s/ Alan Roberts
                               ----------------------------------
                                Alan Roberts, Vice President


ACCEPTED:

INTERNATIONAL ELECTRONICS, INC.

By:  /s/ John Waldstein
   ------------------------------------------
      John Waldstein, President and Treasurer



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                                    EXHIBIT A

                      EQUIPMENT DOCUMENTATION CERTIFICATION

     The undersigned, the __________________ of International Electronics, Inc. (the "Borrower"), hereby certifies to Eastern Bank that:

       1. The attached copy of the Equipment Documentation (as defined in Paragraph 2 of the Borrower's Line of Credit Agreement for the Acquisition of Equipment dated December 11, 2001) is a true, correct and complete copy of the Equipment Documentation;

       2. The net purchase price (exclusive of soft cost, transportation and installation charges) of the new equipment referred to in the attached Equipment Documentation is in the amount of $________________;

       3. The net purchase price (exclusive of soft cost, transportation and installation charges) of the used equipment referred to in the attached Equipment Documentation is in the amount of $________________;

       4. The soft cost, transportation and installation charges of the equipment referred to in the attached Equipment Documentation is in the amount of $______________;

       5. The total purchase price of the equipment referred to in the attached Equipment Documentation (the net purchase price, plus the soft cost, transportation and installation charges) is in the amount of $________________;

       6. The aggregate principal amount of the Loan requested in connection with the attached Equipment Documentation does not exceed the lesser of (i) the Credit Limit, less any previous Loan, or (ii) the sum of
          (a) one hundred (100%) percent of the net purchase price of the new equipment set forth in Item 2 above, and (b) seventy (70%) percent of the net purchase price of the used equipment set forth in Item 3 above (except as may be permitted under Paragraph 3 of the Borrower's Line of Credit Agreement for the Acquisition of Equipment dated December 11, 2001).

                                    -----------------------------------------
                                    Name:
                                    Title:


Date:  ______________, _____




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